                                                                  EXHIBIT 21.1


                                  LIST OF SUBSIDIARIES


1.    WG, Apparel, Inc.
2.    Clinton Machinery Corporation
3.    Clinton Management Corp.
4.    Leadtec Systems, Inc.
5.    W&G Daon, Inc.
6.    J&E Sewing Supplies, Inc.
7.    W&G Tennessee Imports, Inc.
8.    Clinton Leasing Corp.
9.    Clinton Equipment Incorporated
10.   Paradise Color Incorporated
11.   Willcox & Gibbs, Ltd.
12.   Sunbrand S.A. de C.V.
13.   Sunbrand Caribe S.A.
14.   Allied Machine Parts Ltd.
15.   M.E.C. (Sewing Machines Limited)
16.   Unity Sewing Supply Company (UK) Limited
17.   Allide Machine Parts Limited
18.   Matyork Limited
19.   Forest Needle Company Limited
20.   Morris & Ingram (Textiles) Limited
21.   Eildon Electronics Limited
22.   Macpherson Meistergram, Inc.
23.   Geoffrey E. Macpherson Canada, Inc.
24.   Embroidery Leasing Corporation
25.   Sunbrand de Colombia
26.   Unity de Colombia
27.   Clinton de Mexico